Exhibit 99.1

P.O. Box 9005
Quakertown PA 18951-9005
P: 215.538.5600
F: 215.538.5765
QNBbank.com

FOR IMMEDIATE RELEASE

QNB Corp. to Hold Previously Announced May 26, 2020 Annual Meeting of Shareholders by Virtual Means Due to Coronavirus Concerns

QUAKERTOWN, PA (May 6, 2020) QNB Corp. (OTCBB: QNBC), parent Company of QNB Bank today announced that, due to the continuing public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders, employees, and other stakeholders, the Company's 2020 annual shareholder meeting will now be held virtually. A proxy statement supplement will be filed today with the Securities Exchange Commission with additional information concerning the virtual meeting, which we urge shareholders to read in its entirety.

Although shareholders will not be able to attend the annual meeting in person, virtual attendance capabilities will provide shareholders the ability to participate and ask questions during the meeting. Additionally, the Company's shareholders will be deemed to be "present" if they access the annual meeting through the virtual platform and they will be able to vote their shares at the annual meeting, or revoke or change a previously submitted vote, through the virtual platform.

The virtual meeting will be held on the same date and time as previously announced, May 26, 2020 at 11:00 a.m. (EDT).  As described in the proxy materials for the annual meeting previously distributed, the Company's shareholders are entitled to participate in the annual meeting if they were a shareholder of record as of the close of business on March 24, 2020, which is the record date for the annual meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the information provided in this announcement and may continue to be used to vote each shareholder's shares in connection with the annual meeting.

Shareholders will be able to attend the meeting online, vote their shares electronically, and submit their questions during the meeting by visiting www.meetingcenter.io/223282502. In light of the foregoing, the

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Company urges shareholders to consider voting and submitting proxies in advance of the annual meeting as described in the proxy materials previously provided to the Company's shareholders.

QNB Corp. offers commercial and retail banking services through the twelve banking offices of its subsidiary, QNB Bank. QNB Corp.’s stock is traded in the over-the-counter market under the symbol “QNBC.” For more information, visit QNB’s web site at QNBbank.com.

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CONTACT:	David W. Freeman – President/Chief Executive Officer
215-538-5600 x5619
dfreeman@qnbbank.com